EXHIBIT 99

[GRAPHIC OMITTED][GRAPHIC OMITTED]
For Immediate Release


Contacts:
James B. Lipham                           Leo S. Berard
Chief Financial Officer                   Investor Relations Manager
(706) 649-2262                            (706) 649-5220

                   TSYS(R)First Quarter 2001 Results On Target
      Company Expects to Achieve a 20% Increase in Net Income for the Year

Columbus, Ga., April 17, 2001 -- TSYS(R) (NYSE: "TSS") today announced net income and revenues for the three months ended March 31, 2001, which were on target with the Company's expectations.

         Net income for the first quarter of 2001 increased 6.6% to $22.0 million, up from $20.7 million for the same period last year. Basic and diluted earnings per share for the first quarter of 2001 were $.11. Revenues for the first three months of 2001 were $154.1 million, an increase of 5.7% compared with revenues of $145.9 million for the first quarter of 2000. Excluding revenues attributable to the Citigroup Universal Card Services' (UCS) consumer card portfolio for the first three months of 2000, pro forma revenues for the first quarter this year increased 14.0% compared to last year.

         Chairman and CEO Richard W. Ussery said, "We are extremely satisfied with the financial results for the first quarter of 2001. The results were in line with our forecast which called for mid-single digit growth rates during the first and second quarters, when compared to the same periods in 2000 when we were processing the UCS consumer card portfolio. Our focus on expense controls has been critical in meeting our forecast especially in light of incurring new costs associated with our international expansion. With the conversion of The Royal Bank of Scotland Group plc and Allied Irish Banks plc , we expect the growth rate in earnings in the third and fourth quarters of 2001 to be in excess of 30%. We anticipate achieving a 20% growth in net income for 2001."

         Ussery continued, "During the first quarter of 2001, we announced:
         - the Company's new look, complete with a new tagline, position and vision. In addition, although its legal name will remain Total System Services, Inc., the Company will now be known as TSYS (tee-sis). TSYS began its re-branding effort in late 2000, and its new look reflects the Company's fresh and energetic approach to payments processing as the action behind the transaction.

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TSYS Announces On-Target First Quarter 2001 Results
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         -    the unveiling of our three-year strategic plan known as
              VisionWorks which focuses on four initiatives: grow core business, drive international expansion, expand portfolio management services and capitalize on e-business opportunities.
         - a 20% increase in the quarterly cash dividend of TSYS common stock. The quarterly cash dividend has been increased to $0.015 from $0.0125 per share.
         - the processing of American Express' cobranded Platinum ShopRite Credit Card portfolio on TS2(R), under TSYS' agreement with American Express.
         - the election of Alfred W. "Bill" Jones III to serve as a member of the board of directors of TSYS. Jones is chairman of the board and CEO of the Sea Island Company.

We look forward to another successful year in 2001 as we execute our three-year strategic plan."

VisionWorks
         The Company's three-year strategic plan known as VisionWorks focuses on four initiatives: grow core business, drive international expansion, expand portfolio management services and capitalize on e-business opportunities. We believe that VisionWorks will enable TSYS to achieve annual increases in net income in the range of 20-25% for the years 2001 to 2003.

VisionWorks Strategic Plan Scorecard:

                                   1st Qtr 2001        2001E            2003E
                                   --------------   ------------      ----------
Revenues                           $154.1 million   $670 million      $1 billion
International revenue percentage      9.7%                   13%             20%
Increase in net income                6.6%                   20%          20-25%
Accounts on File                    199.2 million    220 million     300 million

Grow Core Business
         Core business includes transaction processing for consumer credit, retail, commercial, debit, chip and stored value card issuers. VisionWorks guides TSYS to expand its current market share positions in each of the different issuing markets by leveraging its competitive advantages of people, technology and service.
o In the consumer card processing market, TSYS expects to capitalize on the increasing trend toward outsourcing by emphasizing the most successful processing system on the market, TS2.
o As TSYS introduces its new TS2 commercial card platform, we expect to gain greater market share in the commercial card arena.
o TSYS plans a concerted effort to focus on the debit card market (currently approximately 2% of annual revenues) with the introduction of its debit-centric platform later this year.

Drive International Expansion
         TSYS expects to derive approximately 20% of its total revenues in 2003 from international sources. TSYS expects to convert the portfolios of The Royal Bank of

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TSYS Announces On-Target First Quarter 2001 Results
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Scotland Group plc and Allied Irish Banks plc by the middle of the third quarter of 2001. TSYS is actively pursuing other international clients in the anticipation of securing additional processing agreements by leveraging its UK operations to catapult into other European countries.
         Through its majority owned operation in Japan, TSYS plans on establishing itself as a premiere service provider with the goal of expanding its service offerings in the Asia Pacific region to include card processing.

Expand Portfolio Management Services
         Total Solutions, a wholly owned subsidiary of TSYS, continues to play a vital role in broadening the types of services TSYS offers its clients in the areas of customer service and collections. TSYS plans to expand Total Solutions' service offerings to nonbanking clients such as insurance and mortgage companies to move from a traditional call center to a dynamic customer contact center offering multi-channel communication capabilities including full support customer care, collections, risk management and direct mail.

Capitalize on e-Business Opportunities
         TSYS launched DotsConnect last year to focus solely on e-business opportunities. Leveraging TSYS' decades of expertise in dealing with sensitive data, DotsConnect offers clients the most sophisticated, customer-friendly and secure applications for online service, account management, and bill presentment and payments.

         TSYS will host a quarterly earnings conference call at 4:15 p.m. EDT, April 17, 2001. The conference call can be accessed on TSYS' web site at www.tsys.com by clicking on the listed item within the Highlights section of the home page. The replay will be archived for 90 days and will be available 30-45 minutes after the call.

About TSYS:

         TSYS brings integrity and innovation to the world of electronic payments. TSYS serves as the integral link between buyers and sellers in the rapidly evolving universe of electronic payments. With almost 200 million accounts on file, TSYS makes it possible for millions of consumers to use their credit, debit, stored value, commercial, chip and retail cards anytime, anywhere through any medium or portal. TSYS and its family of companies offer a full range of acquiring and issuing services from accepting electronic payments for goods and services, to credit applications and collections. Based in Columbus, Ga., TSYS (NYSE: "TSS") (www.tsys.com) processes for clients in 21 countries, in 11 currencies, in three languages and maintains operations in Canada, Mexico, Japan and the United Kingdom. TSYS is an 80.8 percent-owned subsidiary of Synovus Financial Corp. (NYSE: "SNV") (www.synovus.com), No. 8 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2001. For more information, contact news@tsys.com.

         This press release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding TSYS' expected growth in net income for the years 2001-2003 and the assumptions underlying such statements including TSYS' expected increases in revenues, increases in revenues attributable to international clients,

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TSYS Announces On-Target First Quarter 2001 Results
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operating
margins, increases in net income and the expected increases in the number of accounts on file for 2001 and 2003. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release. Many of these factors are beyond TSYS' ability to control or predict. The factors include, but are not limited to, lower than anticipated internal growth rates for TSYS' existing customers, TSYS' inability to control expenses and increased market share, TSYS' inability to successfully bring new products to market, including, but not limited to stored value and e-commerce products, the inability of TSYS to grow its business through acquisitions, adverse developments with respect to entering into contracts with new clients and retaining current clients, the merger of TSYS clients with entities that are not TSYS clients, TSYS' inability to anticipate and respond to technological changes, particularly with respect to e-commerce adverse developments with respect to the successful conversion of clients, the absence of significant changes in foreign exchange spreads between the United States and the countries TSYS transacts business in, to include Mexico, United Kingdom, Japan, Canada and the European Union, adverse developments with respect to the credit card industry in general and overall market conditions. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in TSYS' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.

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TSYS Announces On-Target First Quarter 2001 Results
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                                      TSYS
                              Financial Highlights
                     (In thousands, except per share data)
                                    ---------------------------------------
                                             Three months ended
                                                  March 31,
                                    ---------------------------------------
                                                                Percentage
                                         2001          2000        Change
                                    -----------   -----------  ------------
Revenues                           $    154,134       145,859        5.7 %

Expenses
    Employment expenses                  61,285        56,898        7.7
    Occupancy & equipment expenses       41,057        38,994        5.3
    Other expenses                       22,552        22,410        0.6
                                    -----------   -----------
         Total operating expenses       124,894       118,302        5.6

Equity in Income of Joint Ventures        3,236         2,968        9.1
                                    -----------   -----------

Operating Income                         32,476        30,525        6.4

Other Income                              1,014           957        5.9
                                    -----------   -----------
Income before Income Taxes               33,490        31,482        6.4

Income Taxes                             11,475        10,825        6.0
                                    -----------   -----------
Net Income                         $     22,015        20,657        6.6
                                    ===========   ===========
Basic Earnings Per Share           $      0.113         0.106        6.6
                                    ===========   ===========
Diluted Earnings Per Share         $      0.113         0.106        6.6
                                    ===========   ===========
Dividends Declared Per Share       $      0.015         0.010
                                    ===========   ===========
Average Common Shares Outstanding   194,760,194   194,821,830
                                    ===========   ===========
Average Common and Common
    Equivalent Shares Outstanding   195,534,087   195,231,177
                                    ===========   ===========
Other Items
------------------------------------
Accounts on File (in millions)            199.2         209.5     (4.9%)
                                    ===========   ===========






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